Exhibit 10.1


                            STOCK PURCHASE AGREEMENT


         Stock Purchase Agreement (this "Agreement"), dated as of May 31, 2002, among Advanced Remote Communication Solutions, Inc., a California corporation (the "Company") and Housatonic Micro Fund SBIC, L.P., a Delaware Limited
Partnership ("Housatonic") and Lexington Funding LLC, a California limited liability company ("Lexington" and collectively with Housatonic, the "Purchasers").

                                   R E C I T A L S:

         A. Whereas, the Company desires to issue and sell to the Purchasers and the Purchasers desire to purchase from the Company in the amounts set forth on
Schedule I, based on the terms and  conditions  set forth herein an aggregate of
(i) six thousand six hundred sixty-seven (6,667) shares of a newly designated class of the Company's preferred stock, no par value, entitled Series C-1 Preferred Stock (the "Series C-1 Preferred Stock") having a total aggregate purchase price of $2,000,000; and (ii) an aggregate of four thousand (4,000) shares of a newly designated class of the Company's preferred stock, no par value, entitled Series C-2 Preferred Stock (the "Series C-2 Preferred Stock") having a total aggregate purchase price of $2,000,000 (the Series C-1 and Series C-2 Preferred Stock are sometimes referred to collectively herein as the "C-1 and C-2 Shares").

         B. Whereas, no later than fifteen (15) calendar days following the date hereof, the Company will commence by filing a Schedule TO with the Securities and Exchange Commission (the "SEC") an offer to all holders of Series B Preferred Stock to exchange such shares for up to an aggregate of one thousand, two hundred (1,200) shares of a newly designated class of the Company's preferred stock, no par value, entitled Series C-3 Preferred Stock of the Company (the Series C-3 Preferred Stock is sometimes referred to herein as the "C-3 Shares" and, collectively with the C-1 and C-2 Shares, the "Series C
Preferred  Stock"),  based on the terms and  conditions  set forth  herein  (the
"Exchange Offer"), and the Company will use its best efforts to complete such Exchange Offer as soon as practicable following such filing.

         C. Whereas, Lexington may, in its sole discretion and at any time following the forty-fifth calendar day following the date hereof and prior to the completion of the Exchange Offer, exchange its shares of Series B Preferred Stock for C-3 Shares, based upon the terms and conditions set forth herein (the "Lexington Option").

         D. Whereas, the Company has filed a certificate of determination with the Secretary of State of the State of California setting forth the rights, preferences and privileges of the Series C Preferred Stock in the form attached hereto as Exhibit A (the "Certificate of Determination").

                                A G R E E M E N T:

         In consideration of the foregoing promises and the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1.        PURCHASE AND SALE AND EXCHANGE OF PREFERRED STOCK

1.1 Authorization of Series C Preferred Stock. On or prior to the Closing (as defined in Section 1.3 below), the Company shall have authorized (a) the sale and issuance to the Purchasers of the C-1 and C-2 Shares, (b) the C-3 Shares for issuance in connection with the Exchange Offer or upon exercise of the Lexington Option, and (c) the issuance of such shares of Common Stock to be issued upon conversion of the Series C Preferred Stock Shares (the "Conversion Shares"). The Series C Preferred Stock and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Determination.

1.2 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company hereby agrees to issue and sell to each Purchaser, severally and not jointly, and each Purchaser agrees to purchase from the Company, severally and not jointly, the number of shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock set forth opposite such Purchaser's name on Schedule I, at the purchase prices set forth therein.

1.3 Closing. The closing of the sale and purchase of the C-1 and C-2 Shares under this Agreement (the "Closing") shall take place at 9:00 a.m. on the date hereof, at the offices of Cooley Godward llp, 4401 Eastgate Mall, San Diego, CA 92121 or at such other time or place as the Company and Purchasers may mutually agree (such date is hereinafter referred to as the "Closing Date").

1.4 Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser certificates representing the number and class of C-1 and C-2 Shares to be purchased at the Closing by such Purchaser, against payment of the purchase price therefor by the Purchasers by check made payable to the order of the Company, wire transfer, cancellation of indebtedness or any combination of the foregoing.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants as of the date hereof, and as of the date of Closing, to the Purchasers that except as set forth on a Schedule of Exceptions furnished to each Purchaser, which exceptions shall be deemed to be representations and warranties as if made hereunder:

2.1 The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of California, with requisite corporate power and authority to own its properties and conduct its business as presently conducted. The Company is duly qualified to do business as a foreign corporation in good standing in all other U.S. jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or other), business, properties, assets, results or prospects of operations of the Company and its subsidiaries (hereinafter, a "Material Adverse Effect"). The Company has furnished representatives of the Purchaser with correct and complete copies of the articles of incorporation and any certificates of determination thereto and bylaws of the Company, both as amended and currently in effect.

2.2 Each subsidiary of the Company has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own its properties and conduct its business as presently conducted. Each subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other U.S. jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; all of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable and is owned of record by the Company.

2.3 Immediately prior to the Closing, the authorized capital stock of the Company consists of: (i) one hundred million (100,000,000) shares of Common Stock and (ii) one million (1,000,000) shares of Preferred Stock; three hundred
(300) of which have been  designated  Series A Preferred  Stock and five hundred
(500) of which have been designated Series B Preferred Stock. As of March 31, 2002, twenty one million two hundred sixty one thousand six hundred twenty seven (21,261,627) shares of Common Stock have been issued and are outstanding, no shares of Series A Preferred Stock are issued and outstanding and three hundred fifty-one and one quarter (351.25) shares of Series B Preferred Stock are issued and outstanding. As of May 29, 2002, other than with respect to an aggregate of six million (6,000,000) shares of Common Stock reserved for issuance under the Company's equity incentive plans, of which four million one hundred forty five thousand three hundred thirty-three (4,145,333) are subject to outstanding options, that certain convertible promissory note dated May 16, 2002, in the original principal amount of $500,000 issued to Lexington (the "Lexington Note") and warrants to purchase six hundred forty two thousand seven hundred fifty seven (642,757) shares of Common Stock of the Company, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its equity securities. The Company has not issued or made any commitments to issue any shares, options or other securities exercisable or convertible into shares of the Company's capital stock since March 31, 2002.

2.4 The Series C Preferred Stock, and the Conversion Shares, and all outstanding shares of capital stock of the Company have been duly authorized; all outstanding shares of capital stock of the Company are, and, when the C-1 and C-2 Shares have been delivered and paid for in accordance with this Agreement on the Closing Date, when the C-3 Shares has been delivered in connection with either the Exchange Offer or exercise of the Lexington Option, and when the Conversion Shares have been delivered in accordance with the terms of the Series C Certificate of Determination, such Series C Preferred Stock and Conversion Shares will have been, validly issued, fully paid and nonassessable. None of the Series C Preferred Stock or Conversion Shares are subject to any preemptive right or any right of refusal.

2.5

(a) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance and sale of the C-1 and C-2 Shares, the exercise of the Lexington Option, the issuance of the C-3 shares upon exercise of the Lexington Option or the issuance of Conversion Shares by the Company, except for the filing of a Form D with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), and such as may be required under state securities laws.

(b) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of Exchange Offer by the Company and the issuance of the C-3 Shares upon consummation of the Exchange Offer, except for the filing of a Schedule TO with the SEC under the Securities Act.

2.6 This Agreement has been duly authorized, executed and delivered by the Company. All corporate action on the part of the Company and its shareholders, directors and officers necessary for the authorization, execution and delivery of this Agreement, the performance of all the Company's obligations hereunder and for the authorization, issuance or reservation for issuance, sale and delivery of the Series C Preferred Stock and the Conversion Shares has been taken. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the limitations imposed by applicable federal or state securities laws on the indemnification provisions contained in this Agreement.

2.7 The execution, delivery and performance of this Agreement, and the issuance and sale of the Series C Preferred Stock and the Conversion Shares will not result in a breach or violation of (i) any of the terms and provisions of the Restated Articles or bylaws of the Company or any of its subsidiaries, nor (ii) any of the terms and provisions of, or constitute a default under any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, or any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject. The Company has full power and authority to authorize, issue and sell the Series C Preferred Stock and Conversion Shares as contemplated by this Agreement.

2.8 There have been no investment bankers, brokers or finders used by the Company or its affiliates in connection with the transactions contemplated by this Agreement and no persons or entities are entitled to a fee or compensation in respect thereof.

2.9 The Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them that are material to the operation of the Company's business, in each case free from liens, encumbrances and defects that would affect the value thereof or interfere with the use made or to be made thereof by them. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's use of such property or assets.

2.10 The Company and its subsidiaries possess valid certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit except where the failure to obtain any such certificate, authority or permit would not have a material adverse effect on the Company or any of its subsidiaries.

2.11 There are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties or, to the best of the Company's knowledge, any director, officer or employee (related to any such person's services as a director, officer or employee of the Company) or would affect the ability of the Company to perform its obligations under this Agreement, or which otherwise relate to the sale of the Series C Preferred Stock and, to the Company's knowledge, no such actions, suits or proceedings are threatened or contemplated. The Company has not initiated and has no plan to initiate any action, suit or proceeding that, if decided adversely to the Company, would, individually or in the aggregate, result in a Material Adverse Effect.

2.12 The Company has made  available to  representatives  of the  Purchasers all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with SEC since January 1, 2001, including copies of all the exhibits referenced therein, as well as the Company's draft Annual Report on Form 10-KSB for the year ended December 31, 2001 (the "SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since January 1, 2001 have been so filed. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing): (i) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be; and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.13 The financial statements included in the SEC Documents present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material in amount) and complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto.

2.14 The Company and its subsidiaries own or possess, or can acquire on reasonable terms, sufficient legal rights to all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable propriety or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing.

2.15 Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act) (an "Affiliate") of the Company has, directly, or through any agent, (a) sold, offered for sale, solicited any offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sales of the Series C Preferred Stock in a manner that would require the registration under the Securities Act of the Series C Preferred Stock; or (b) offered, solicited offers to buy or sold the Series C Preferred Stock in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and the Company will not engage in any of the actions described in subsections (a) and (b) of this paragraph.

2.16 Subject to the accuracy of each of the Purchaser's representations herein, it is not necessary in connection with the offer, sale and delivery of the Series C Preferred Stock to such Purchaser in the manner contemplated by this Agreement to register the Series C Preferred Stock under the Securities Act.

2.17 The issuance of the Series C Preferred Stock and the Conversion Shares, neither individually nor in the aggregate, constitute an anti-dilution event for any existing securityholders of the Company, pursuant to which such securityholders would be entitled to additional securities or a reduction in the applicable conversion price or exercise price of any securities due to any issuance proposed to be conducted hereunder. There are no agreements between the Company and any securityholders granting any pre-emptive, voting, registration or any similar or other rights other than as may be set forth in the Company's Articles of Incorporation, Series A Certificate of Determination or Series B Certificate of Determination.

2.18 The information contained in this Agreement and the SEC Documents with respect to the business, operations, assets, results of operations and financial condition of the Company, and the transactions contemplated by this Agreement, are true and complete in all material respects and do not omit to state any material fact or facts necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.19 Section 2.19 of the Company Schedule of Exceptions identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material pending claims made thereunder, and the Company has delivered to Purchaser accurate and complete copies of the insurance policies identified on Section 2.19 of the Company Schedule of Exceptions. Each of the insurance policies identified in Section 2.19 of the Schedule of Exceptions is in full force and effect and the Company has not received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any pending claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy, nor shall the transactions contemplated hereby cause any of the foregoing.

Section 3.        REPRESENTATION AND WARRANTIES OF THE PURCHASERS.

3.1 Each Purchaser hereby, represents and warrants to the Company, as of the date hereof, as follows:

(a) Each Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or limited partnership power and authority to consummate the transactions contemplated hereby.

(b) Each Purchaser has full corporate, limited liability company or limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of each Purchaser, enforceable against such Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the limitations imposed by applicable federal or state securities laws on the indemnification provisions contained in this Agreement.

(c)      Investment Representations.

(i) Each Purchaser is sophisticated in transactions of this type and capable of evaluating the merits and risks of the transactions described herein and has the capacity to protect its own interests. Each Purchaser has not been formed solely for the purpose of entering into the transactions described herein and is acquiring the Series C Preferred Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale, distribution thereof.

(ii) Each Purchaser has not and does not intend to enter into any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or pledge the Series C Preferred Stock, other than to an affiliate, partner (or member thereof) or former partner (or member thereof) of such Purchaser in compliance with the Securities Act.

(iii) Each Purchaser acknowledges its understanding that the Company intends to sell the Series C Preferred Stock pursuant to a private placement exempt from registration under the Securities Act. In furtherance thereof, each Purchaser represents and warrants that it is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act, has the financial ability to bear the economic risk of its investment, has adequate means for providing for its current needs and personal contingencies and has no need for liquidity with respect to its investment in the Company.

(iv) Each Purchaser agrees that it shall not sell or otherwise transfer any of the Series C Preferred Stock without registration under the Securities Act, pursuant to Rule 144 (or any successor rule) under the Securities Act or pursuant to an opinion of counsel reasonably satisfactory to the Company that no violation of the Securities Act will be involved in such transfer. Each Purchaser fully understands that none of the Series C Preferred Stock have been registered under the Securities Act or under the securities laws of any applicable state or other jurisdiction and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless subsequently registered under the Securities Act and under the applicable securities laws of such states or jurisdictions or an exemption from such registration is available. Each Purchaser understands that the Company is under no obligation to register the Series C Preferred Stock on its behalf with the exception of certain registration rights set forth herein. Each Purchaser understands the lack of liquidity and restrictions on transfer of the Series C Preferred Stock and that this investment is suitable only for a person or entity of adequate financial means that has no need for liquidity of this investment and that can afford a total loss of its investment.

(v) Each Purchaser has had the opportunity to ask questions and obtain additional information which such Purchaser used to make to the best of its knowledge an informed investment decision.

(d) There have been no investment bankers, brokers or finders used by such Purchaser or its affiliates in connection with the transactions contemplated by this Agreement and no persons or entities are entitled to a fee or compensation in respect thereof.

Section 4.        CONDITIONS OF THE OBLIGATIONS OF THE PURCHASER.

4.1 Closing. The obligations of the Purchasers to purchase and pay for the Series C-1 and Series C-2 Preferred Stock on the Closing Date are subject to the satisfaction, or waiver by the Purchasers, of each of the conditions below:

(a) The representations and warranties of the Company in Section 2 shall be true and correct on the Closing Date and the Company shall have performed all of its obligations hereunder required to be performed prior to the Closing Date.

(b) The Series C Certificate of Determination shall have been accepted for filing by the California Secretary of State.

(c) The Purchaser shall have received an opinion in the form attached hereto as Exhibit B, dated the Closing Date, from Solomon Ward Seidenwurm & Smith LLP, counsel for the Company.

(d) The Purchasers shall have received a certificate, dated as of the Closing Date, from an officer of the Company in which such officer shall state that: the representations and warranties of the Company in Section 2 of this Agreement are true and correct as of such date; the Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and there has been no material and adverse change in the business of the Company since the date of December 31, 2001.

(e) The business, assets, financial condition, operations and prospects of the Company shall be substantially as represented to the Purchasers on December 31, 2001, and no change shall have occurred that, in the judgment of either Purchaser, is or could have a Material Adverse Effect.

(f)      Satisfactory completion of due diligence by the Purchasers.

(g) Michael L. Silverman, Irene Shinsato, Scott T. Boden, Qualcomm and Lexington shall each have entered into a separate Voting Agreement with the Company and Housatonic in the form attached hereto as Exhibit C (the "Voting Agreement").

(h) The board of directors shall be set at five and shall consist of Brandon L. Nixon, Joseph M. Niehaus, Michael L. Silverman, Mohammed G. Abutaleb and Harvey S. Gettleson. Scott Boden and Irene Shinsato shall have relinquished all visitation rights and each of Scott Boden, Andrew Werth, Douglas Dwyre and Daniel Flanagan shall have resigned from his seat as a director prior to Closing.

(i) The Company shall have entered into modifications, on substantially the terms set forth on Exhibit D and as acceptable to the Purchaser, of (i) the Loan Agreement dated December 29, 1998 between the Company and Enerdyne Technologies, Inc. and First National Bank (the "Loan Agreement"), (ii) the Debt Agreement dated as of July 7, 1998 between the Company and Scott T. Boden and Irene Shinsato and (iii) the separate promissory notes dated July 7, 1998 issued by the Company in favor of Scott T. Boden, Irene Shinsato and Flemming, Lessard & Shields llc.

(j) An additional 1,500,000 shares of the Company's Common Stock available for issuance to employees and officers of the Company (excluding the shares underlying the options granted to Brandon L. Nixon as contemplated under his employment Agreement), shall be reserved under the Company's 1996 Stock Option Plan by the Company, subject to the approval of the Company's shareholders at the Company's next annual meeting of shareholders.

(k) The Company shall have entered into an employment Agreement with Brandon L. Nixon, making him Chief Executive Officer and Chairman of the Board of the Company and granting him 3,000,000 options, substantially in the form attached hereto as Exhibit E.

(l) Michael L. Silverman shall have resigned as Chief Executive Officer of the Company and from his position as Chairman of the Board and Brandon L. Nixon shall have been appointed as Chairman of the Board.

(m)      Reserved.

(n) The Company and Qualcomm, Incorporated shall have entered into an agreement to the satisfaction of the Housatonic as to, among other things, the minimum number of "units" required to be purchased by the Company to retain the Company's exclusive agreement with Qualcomm. As part of this agreement, Qualcomm, Incorporated shall have also relinquished and terminated its right of first refusal and any other right to purchase the assets of the Boatracs Division of the Company.

(o) The Lexington Note shall have been cancelled and applied toward Lexington's purchase of Series C-1 and Series C-2 Preferred Stock hereunder.

Section 5.        CONDITIONS OF THE OBLIGATIONS OF THE COMPANY.

5.1 The obligations of the Company to sell the Series C Preferred Stock on the Closing Date to the Purchaser will be subject to the satisfaction, or waiver by the Company, of the conditions below:

(a) The representations and warranties of such Purchaser in Section 3 shall be true and correct on the Closing Date and the Purchaser must have performed all of its obligations hereunder required to be performed prior to such Closing Date.

(b) The Series C Certificate of Determination shall have been accepted for filing by the California Secretary of State.

Section 6. REGISTRATION OF THE REGISTRABLE SECURITIES; COMPLIANCE WITH THE SECURITIES ACT.

6.1      Registration Procedures.  The Company is obligated to do the following:

(a) Within sixty (60) days of a request by holders of a majority of the Series C Preferred Stock then outstanding (including, without limitation, Lexington following exercise of the Lexington Option or any persons holding C-3 Shares as a result of the Exchange Offer who becomes a signatory to this Agreement pursuant to Section 8.6 hereof (such persons collectively, the "C-3 Conversion Participants" and collectively with Lexington and the Purchasers, the "Holders")), subject to delivery by such holders of information regarding such holders' addresses and holdings of capital stock of the Company, the Company shall prepare and file with the SEC one or more registration statements in order to register with the SEC the resale by such holder, from time to time, of the Conversion Shares (which, along with any Common Stock issued as (or issuable upon the conversion of exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Series C Preferred Stock or the Conversion Shares, are sometimes referred to herein as the "Registrable Securities") through NASDAQ or the facilities of any national securities exchange on which the Company's Common Stock is then traded, or in privately negotiated transactions. The Company shall use its best efforts to cause such registration statement to be declared effective as soon thereafter as reasonably possible. The Company shall promptly notify the Purchaser of the effectiveness of such registration statement. The Company shall not be obligated to effect such a registration hereunder more than twice in the aggregate nor more than once in any 12-month period.

(b) The Company shall prepare and file with the SEC (i) such amendments and supplements to any registration statement and the prospectus used in connection therewith, and (ii) such other filings required by the SEC, in each case as may be necessary to keep the registration statement continuously effective and not misleading until the earlier of (A) the date that the Purchaser has completed the distribution related to the Registrable Securities, or (B) such time that all Registrable Securities then held by the holders can be sold within a given three (3) month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act; provided, however, that at any time, upon written notice to the holders and for a period not to exceed fifteen (15) days thereafter (the "Suspension Period"), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have an adverse effect upon the Company, its shareholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto. The Company shall be limited to only one Suspension Period in any 90 day period. The Company agrees to use its commercially reasonable best efforts to insure that the Suspension Period is kept to a minimum number of days. If so directed by the Company, the holders shall use their best efforts to deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in the Purchasers' possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

(c) Furnish to the holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them, unless the Company is already subject to service in such jurisdiction and except as required by the Securities Act.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each holder whose Registrable Securities are covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company shall promptly amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters,
(i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(h) Cause all such Registrable Securities registered pursuant hereunder to be listed on NASDAQ and each other securities exchange on which similar securities issued by the Company are then listed.

6.2 Transfer of Securities After Registration. The Purchasers agree that they will not effect any disposition of the Registrable Securities that would constitute a sale within the meaning of the Securities Act, unless:

(a) pursuant to a registration statement then in effect covering such disposition, if such disposition is made in accordance with such; or

(b) such Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, or other evidence, reasonably satisfactory to the Company, that such disposition will not require registration of such Registrable Securities under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to and in compliance with Rule 144, and will not require (i) that such holder furnish the Company with a reasonably detailed statement of the circumstances of the proposed disposition or (ii) an opinion of counsel except in unusual circumstances.

(c) Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Purchaser (A) that is a partnership to its partners or former partners in accordance with partnership interests, (B) that is a limited liability company to its members or former members in accordance with their interest in the limited liability company, (C) that is a corporation to its majority owned subsidiaries or affiliates or (D) that is an individual to the Purchaser's family member or trust for the benefit of such Purchaser or his or her family members or an entity whose equity owners consist solely of the Purchaser and his or her family members; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Purchaser hereunder.

6.3 Legends. Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL OR BASED ON OTHER WRITTEN EVIDENCE IN THE FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

6.4 Expenses of Registration. Except as specifically provided herein, all expenses incurred by the Company in complying with Section 6 hereof, including, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and expenses of one counsel to the holders, blue sky fees and expenses, reasonable fees and disbursements of one counsel for the holders, fees and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) (collectively, the "Registration Expenses") shall be borne by the Company. All underwriting discounts and selling commissions applicable to a sale incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so sold.

6.5 Furnishing Information. The holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities. Furthermore, each Purchaser, severally and not jointly, agrees to promptly notify the Company of any changes in the information set forth in a registration statement regarding such holders or its plan of distribution set forth in such registration statement.

6.6 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 6.

(a) To the extent permitted by law, the Company will indemnify and hold harmless the Purchasers, their respective partners, officers, directors and members, any underwriter (as defined in the Securities Act) for the Purchasers and each person, if any, who controls the Purchasers or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to the Purchaser, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.6 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Purchaser, partner, officer, director, underwriter or controlling person of the Purchaser.

(b) To the extent permitted by law, a Purchaser will, if Registrable Securities held by such Purchaser are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other holder selling securities under such registration statement or any of such holder's partners, directors, officers or members or any person who controls such Purchaser, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Purchaser, or partner, director, officer, member or controlling person of such other Purchaser may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Purchaser under an instrument duly executed by such Purchaser and stated to be specifically for use in connection with such registration; and such Purchaser will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, member, controlling person, underwriter or other person registering shares under such registration, or partner, officer, director, member or controlling person of such other person registering shares under such registration in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this
Section 6.6 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Purchaser, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 6.6 exceed the gross proceeds from the offering received by such Purchaser.

(c) Promptly after receipt by an indemnified party under this Section 6.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.6.

(d) If the indemnification provided for in this Section 6.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Purchaser hereunder exceed the gross proceeds from the offering received by such Purchaser.

(e) The obligations of the Company and the Purchasers under this Section 6.6 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

6.7 Agreement to Furnish Information. In connection with a registration in which a Purchaser is participating, such Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, such Purchaser shall provide, within ten (10) days of such request, such information related to such Purchaser as may be required by the Company or such representative in connection with the completion of any public offering of the Company's securities pursuant to a registration statement filed under the Securities Act.

6.8 Rule 144 Reporting. With a view to making available to the Purchasers the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as any Purchaser owns any Registrable Securities, furnish to the Purchaser forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

6.9 S-3 Eligibility. The Company will use commercially reasonable efforts to meet the requirements for the use of Form S-3 for registration of the resale by the Purchaser of the Registrable Securities. The Company will use its best efforts to file all reports required to be filed by the Company with the SEC in a timely manner and take all other necessary action so as to maintain such eligibility for the use of Form S-3. In the event that the Company shall cease to meet eligibility requirements for the use of Form S-3, the Company will immediately convert any effective S-3 Registration Statement with respect to the Registrable Securities into such form as shall then be available in order to permit the shares to continue to be sold.

6.10 The obligations of the Company to register shares of a Holder hereunder shall terminate when all such shares may be sold pursuant to rule 144 during any ninety (90) day period.

Section 7.        RIGHT OF FIRST REFUSAL.

7.1 Subsequent Offerings. The Holders shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 7.5 hereof. Each Holder's pro rata share is equal to the ratio of (a) the number of shares of the Company's Common Stock (based on the shares of Common Stock issuable or issued upon conversion of the Series C Preferred Stock) which such Holder, is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company's outstanding Common Stock (including Common Stock issuable upon conversion of all Preferred Stock outstanding on such date, but not including any other convertible securities) immediately prior to the issuance of the Equity Securities. The term "Equity Securities" shall mean
(i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

7.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Holder written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. The Holders shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity
Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. As a condition to the exercise of such rights, any Holder exercising its rights hereunder shall execute the appropriate purchase and related agreements in connection with such purchase.

7.3 Issuance of Equity Securities to Other Persons. If the Holders fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Holders' rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the proposed purchasers thereof than specified in the Company's notice to the Holders pursuant to Section 7.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 7.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Holders in the manner provided above.

7.4 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 7 shall not apply to, and shall terminate upon the earlier of (i) a Change in Control, defined below, and (ii) six years from the date hereof. The rights of first refusal established by this Section 7 shall be subject to customary exceptions and may be amended, or any provision waived with the written consent of holders holding a majority of the Series C Preferred Stock. For the purpose of this Section 7.4, Change in Control shall mean either the sale, lease or other disposition of all or substantially all of the assets of the Company, or an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of the corporation or other entity surviving such transaction.

7.5      Excluded  Securities.  The rights of first refusal  established by this
Section 7 shall have no application to any of the following Equity Securities:

(a) up to an aggregate amount of 1,500,000 shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued after the date hereof to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors.

(b) stock issued pursuant to any rights or agreements outstanding as of the date of this Agreement; options and warrants outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreements; provided that the rights of first refusal established by this Section 7 applied with respect to the initial sale or grant by the Company of such rights or agreements;

(c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;

(d) shares of Common Stock issued in connection with any stock split,stock dividend or recapitalization by the Company;

(e) shares of Common Stock issued upon conversion of the Series B or Series C Preferred Stock;

(f) any Equity Securities that are issued to the public by the Company pursuant to a registration statement filed under the Securities Act; and

(g) shares of C-3 Shares issued in connection with the Exchange Offer and/ or the Lexington Option.

Section 8.        COVENANTS OF THE COMPANY.

8.1 The Company shall timely renew its existing Director and Officers Insurance Policy for a minimum period of one (1) year.

8.2 Use of Proceeds. The Company agrees that the proceeds from the sale of the Series C Preferred Stock shall be used for working capital and general corporate purposes only. The proceeds of the investment may not be used to pay down the principal balances of the Company's outstanding notes payable (with the exception of certain principal payments in connection with the modification to the Loan Agreement pursuant to the terms set forth in Exhibit D) or other debt obligations except as they relate to accounts payable.

8.3      Exchange Offer and Lexington Option.

(a) As soon as practicable following the Closing but in no case later than fifteen (15) calendar days following the Closing, the Company shall use its best efforts to commence the Exchange Offer by filing a Schedule TO with the SEC, and will thereafter use its best efforts to complete such Exchange Offer as soon as practicable substantially on the terms set forth in this Section 8.3. Pursuant to the Exchange Offer, the Company shall offer each holder of Series B Preferred Stock of the Company the opportunity to exchange the shares of Series B Preferred Stock then held by such holder for the number of shares of C-3 Shares equal to the quotient of (i) 75% of the value of any payments which such holder would be entitled to receive with respect to its shares of Series B Preferred Stock in accordance with the terms of the Company's Certificate of Determination for Series B Preferred Stock filed with the Secretary of State of the State of California on May 25, 2000 (the "Series B Certificate of Determination") upon any liquidation, dissolution or winding up of the Company (including all dividends accrued through the date of the Exchange Offer) divided by (ii) the Original Issue Price of the C-3 Shares (as defined in the Certificate of
Determination) Appropriately Adjusted (as defined in the Certificate of Determination).

(b) In connection with the Exchange Offer, Lexington shall elect to exchange all or a portion of the Series B Preferred Stock then held by Lexington into C-3 Shares; unless an alternative arrangement is agreed upon in writing by the Company, Housatonic and Lexington.

(c) Notwithstanding anything to the contrary herein, Lexington may, in its sole discretion at any time after 45 days from the date hereof and within 90 days of the date hereof, elect to convert its shares of Series B Preferred Stock into the number of shares of C-3 Shares equal to the quotient of (i) 75% of the value of any payments which Lexington would be entitled to receive with respect to its shares of Series B Preferred Stock in accordance with the terms of the Series B Certificate of Determination upon any liquidation, dissolution or winding up of the Company (including all dividends accrued through the date of the date of the Lexington Option) divided by (ii) the Original Issue Price of the C-3 Shares (as defined in the Certificate of Determination) Appropriately Adjusted (as defined in the Certificate of Determination).

(d) Lexington hereby covenants to Housatonic that from the date hereof through consummation of the Exchange Offer Lexington will not sell, transfer, assign or otherwise dispose of, encumber, subject to any restriction, security interest or lien whether by operation of law or otherwise, any of the Series B Preferred Stock currently held by Lexington other than in connection with the Exchange Offer pursuant to Section 8.3(b) above or in connection with its exercise of the Lexington Option pursuant to Section 8.3(c) above.

8.4 Shareholder Vote for Option Pool. In connection with the Company's next annual meeting of Shareholders, the Company shall submit for a vote thereon the increase by 4,500,000 shares of the Company's 1996 Stock Option Plan reserves and any additional shares that the Company or its counsel may deem necessary or appropriate for such approval in connection with the issuance to Brandon L. Nixon contemplated by Section 4.1(k).

8.5 Amendment for C-3 Conversion Participants. Upon the consummation of Lexington Option and the Exchange Offer, the Company and the Purchasers will enter into an amendment to this Agreement, causing any person who has thereby converted Series B Preferred Stock into C-3 Shares to become a signatory to and beneficiary of this Agreement for the purposes of enjoying the rights and privileges and being bound by Sections 6 through 9 of this Agreement. In addition, such persons (excluding Lexington) who so convert shall have the option, in connection with such conversion, to purchase, in the aggregate, up to 223 shares of Series C-1 Preferred Stock and 134 shares of Series C-2 Preferred Stock. In the event of such purchase of shares of Series C-1 and Series C-2 Preferred, such purchasers shall also make the representations set forth in
Section 3 hereof  and the  Company  shall make the  representation  set forth in
Section 2 hereof; provided that the Company may make such changes to the Schedule of Exceptions hereto as it deems appropriate in connection with making such representations.

8.6 Nominating Committee. As soon as practicable following the Closing, the Company's Board of Directors shall form a Nominating Subcommittee of the Board which shall have the exclusive authority to determine the slate of nominees for election to the Board, prospective new Board members, the removal of existing Board members, and other customary duties of such a committee. The Nominating Committee shall be comprised of only three members as follows: a representative of Housatonic, who shall initially be Joseph N. Niehaus, a representative of Lexington, who shall initially be Harvey S. Gettleson and an independent member of the Board, who shall initially be Michael L. Silverman. The Nominating Committee shall remain in force and effect for so long as a representative of Housatonic remains on the Board of Directors. The Purchasers and Michael Silverman hereby covenant to take such action at the next meeting of the shareholders to elect Michael Silverman to the Board of Directors.

Section 9.        BOATRACS PURCHASE OPTION.

9.1 Purchase Option. Housatonic and its Affiliates shall have the exclusive right, exercisable by delivery of written notice (the "Boatracs Notice"), to the Company (with a copy to Lexington) during the period from August 2, 2002 through June 1, 2003 to purchase the assets of the Company's Boatracs division as specified on Exhibit F hereof (the "Boatracs Assets") at a purchase price equal to the twelve month trailing (a) net income less (b) the sum of (i) any agreed upon additional payments to Qualcomm Incorporated in connection with the agreement contemplated by Section 4.1(n) of the Series C Stock Purchase
Agreement (that has not already been taken into account in the computation of net income) not to exceed $250,000 and (ii) interest income; plus (c) the sum of
(i) income tax provision,  (ii) interest expense, (iii) amortization expense and
(iv) depreciation expense as set forth in the Company's statement of operations and statement of cash flows attributable to the Boatracs division, in conformity with accounting principals generally accepted in the United States of America and consistent with prior accounting practices of the Company calculated as of the date of the Boatracs Notice multiplied by five (5.0) (the "Boatracs Purchase Price"). The parties hereto acknowledge and agree that the Boatracs Purchase Price is a reasonable approximation of the value of the Boatracs Assets. In the event that Housatonic exercises its option to purchase the Boatracs Assets hereunder, Housatonic may tender the Series C Preferred Stock then held by Housatonic toward the purchase price therefor; such shares shall be valued at their original purchase price plus accrued but unpaid dividends thereon. The Company covenants that it will use its best efforts to assist in obtaining any approvals that may be necessary or appropriate in connection with such sale including, without limitation, obtaining any regulatory approvals under applicable laws and regulations, assignments or delegation of any third party agreements in connection therewith, and/or any board and shareholder approvals that may be necessary or advisable.

9.2 Option to Participate in Housatonic Purchase of Boatracs. In the event that Housatonic exercises the option set forth in Section 9.1 (the "Boatracs Option"), Lexington and/or C-3 Conversion Participants may participate in each party's sole discretion with Housatonic in such purchase by, and only to the extent of, tendering the Series C Preferred Stock then held by Lexington and/or C-3 Conversion Participants (including Series C Preferred Stock received or to be received upon exercise of the Exchange Offer or Lexington Option) toward the purchase price therefore; such shares shall be valued at their original purchase price plus accrued but unpaid dividends thereon.

9.3      Operation Of Boatracs Division.

(a) During the period from the date hereof and the termination of the Boatracs Option:

(i) the Company shall conduct the operations of the Boatracs communications business segment, as described in the Form 10-KSB filed by the Company with the Securities and Exchange Commission on May 15, 2002 including the description on
Item 1 therein (the "Boatracs Business") in the ordinary course of business and in the same manner as such operations were conducted prior to the date of this Agreement;

(ii) the Company shall use its best efforts to: (i) preserve intact the current business organization of the Boatracs Business, (ii) keep available the services of the current officers and employees of the Boatracs Business, (iii) maintain the relations and good will with all material suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other persons having material business relationships with the Boatracs Business, and
(iv) promptly repair, restore or replace in the ordinary course of business any Boatracs Assets that are destroyed or damaged;

(iii) the Company shall maintain insurance on or related to the Boatracs Business which is at least comparable to the insurance policies in place on the date hereof;

(iv) the officers of the Company shall confer regularly with Housatonic concerning operational matters and the status of the business, condition, assets, liabilities, operations, financial performance and prospects of the Boatracs Business;

(v) the Company and its officers shall use their best efforts to cause the Boatracs Business to operate profitably and to maximize its revenues;

(vi) the Company shall not alter, modify or accelerate its existing collection levels of account receivables or its existing levels of invoice billing or billing services or billing method in each case as related to the Boatracs Business;

(vii) the Company shall not authorize, commit or irrevocably offer to take any actions inconsistent with this Section 9.

(b) Without limiting Section 9.3(a), the Company agrees that, during the period between the date hereof and the exercise of the Boatracs Options (the "Exercise Date"), it will not, and will cause its subsidiaries not to, in each case without the prior written consent of Housatonic:

(i) in a single transaction or series of related transactions, sell (including any sale-leaseback), lease, license, pledge, transfer or otherwise dispose of (including through a dividend or distribution to any person), or discontinue, all or any portion of its assets, business or properties that are used in or necessary for the conduct of the Boatracs Business or are part of the Boatracs Assets except for the sale of inventory in the ordinary course of the Boatracs Business and consistent with past practices;

(ii) dismiss any management-level business employee other than for cause or transfer any employee in each case whose services are utilized primarily for the conduct of the Boatracs Business;

(iii) except in an amount, individually or in the aggregate, not to exceed $50,000, commit to make any capital expenditure or acquire any property or assets in connection with the Boatracs Business to the extent the commitment will give rise to any liabilities;

(iv) permit or allow any of the Boatracs Assets to be subject to any encumbrance which cannot be removed prior to the Exercise Date without giving rise to any liabilities;

(v) write-off as uncollectible any notes or accounts, funds or trust receivables that are part of the Boatracs Assets, except for write-downs or write-offs in the ordinary course of business and consistent with past practice;

(vi) to the extent related to the Boatracs Business, commence, undertake or engage in any new and material line of business or commit to open or open a new office (or move or close any existing office);

(vii) adopt a plan or resolution to dissolve or liquidate the Company or any of its subsidiaries other than to the extent the dissolution or liquidation does not materially and adversely affect the Boatracs Business and would not materially and adversely affect the ability of the Company to perform its obligations under this Agreement;

(viii) intentionally take any action that, or intentionally omit to take any action not otherwise prohibited by the terms of this Agreement the omission of which, would (A) breach any provision of this Agreement, or (B) result in any of the conditions to the consummation of the transactions not being satisfied on or prior to the date of termination of the Boatracs Option;

(ix) recognize any labor union or enter into any collective bargaining agreement that includes any business employee in each case whose services are utilized primarily for the conduct of the Boatracs Business;

(x) settle or compromise any claim, dispute or pending proceeding on a basis requiring any agreement that would (A) give rise to any liabilities to be assumed by Housatonic if it were to acquire the Boatracs Business or (B) materially and adversely affect the Company's ability to perform its obligations under this Agreement;

(xi) commit, enter into, or irrevocably offer to enter into, any contract to take any of the actions prohibited in this Section 9.3(b).

Section 10.       INDEMNIFICATION OF CERTAIN CLAIMS.

10.1 Certain Claims. The Company hereby agrees to hold harmless and indemnify the Purchasers, the Purchasers' direct and indirect subsidiaries, affiliated entities and corporations, and each of their partners, members, officers, directors, employees, stockholders, agents, and representatives (collectively, referred to as the "Purchaser Indemnitees") against any and all expenses (including attorneys' fees), damages, judgments, fines, amounts paid in settlements, or any other amounts that a Purchaser Indemnitee incurs as a result of any claim or claims made against it (whether by the Company itself, another stockholder of the Company or any other third party) in connection with any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to any Purchaser's purchase of or exchange for the Series C Preferred Stock and the exercise and consummation of the Boatracs Option and all negotiations concerning the structure, timing and valuation of such purchase and/or exercise (each, a "Financing-Based Claim"); provided, however, that no Purchaser Indemnitee shall be entitled to be held harmless or indemnified by the Company for acts, conduct or omissions as to which it has been adjudicated or agreed (including the agreement of such Purchaser Indemnitee) that such Purchaser Indemnitee engaged in fraud or intentional misconduct.

10.2 Reimbursement. The Company shall advance prior to the final disposition thereof, promptly following request therefor, all reasonable expenses incurred by a Purchaser Indemnitee in connection with any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to, a Financing-Based Claim, provided, however, that no Purchaser Indemnitee shall be entitled to reimbursement in connection with acts, conduct or omissions as to which there has been a final adjudication that such Investor Indemnitee engaged in fraud or intentional misconduct.

10.3 Manner of Defense. The Company's indemnity obligations set forth above are subject to the Purchasers providing prompt written notice of a claim. The Company shall control the defense of any such action and, at its discretion, may enter into a stipulation of discontinuance or settlement thereof; provided that the Company may not discontinue any action or settle any claim in a manner that does not unconditionally release the Investors without the Purchasers' prior written approval. The Purchasers shall, at the Company's expense and reasonable request, cooperate with the Company in any such defense and shall make available to the Company at the Company's expense all those persons, documents (excluding attorney/client privileged or attorney work product materials) reasonably required by the Company in the defense of any such action. The Purchasers may, at their expense, assist in such defense.

Section 11. EXEMPTION FROM REGISTRATION; LEGEND. The Series C Preferred Stock and the Conversion Shares will be issued under an exemption or exemptions from registration under the Securities Act, and are also subject to certain rights and obligations set forth herein. Accordingly, the certificates evidencing the Series C Preferred Stock and any Conversion Shares issuable upon the conversion thereof shall, upon issuance, contain a legend, substantially in the form as follows:

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS AND NO INTEREST HEREIN MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) SUCH SECURITIES ARE TRANSFERRED PURSUANT TO RULE 144 PROMULGATED UNDER THE ACT (OR ANY SUCCESSOR RULE) OR (3) THE ISSUER OF THESE SECURITIES SHALL HAVE RECEIVED AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THE ISSUER THAT NO VIOLATION OF THE ACT OR SIMILAR STATE SECURITIES LAWS WILL BE INVOLVED IN SUCH TRANSFER.

Section 12. EQUITABLE RELIEF. The Purchasers and the Company acknowledge that the breach of any of Sections 6, 7, 8, 9 or 10 by the Company may cause each Purchaser irreparable injury. Therefore, in addition to all other remedies available to it, each Purchaser shall have the right to seek injunction, specific performance or other equitable relief as and when such Purchaser deems fit in the event of an actual, attempted or threatened breach by the Company of any of such Sections 6, 7, 8, 9 or 10.

Section 13. NOTICES. All communications hereunder will be in writing and, (a) if sent to Purchaser, will be mailed, delivered or telegraphed and confirmed to Housatonic at 88 Kearny St., Suite 1610, San Francisco, CA 94108,
Attention: Joseph M. Niehaus; (b) if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 10675 Sorrento Valley Road, #200, San Diego, CA 92121, Attention: Chief Executive Officer.

Section 14. EXPENSES. The Company, on the one hand, and each Purchaser, on the other hand, are each responsible for its own expenses associated with the purchases and sales of the Series C Preferred Stock pursuant to the terms of this Agreement; provided, that the Company will pay, on the Closing Date, the legal fees and expenses of Cooley Godward LLP, legal counsel to Housatonic and O'Melveny & Myers LLP, legal counsel to Lexington.

Section 15.       AMENDMENT AND WAIVER

15.1 Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and a majority in interest of the Series C Preferred Stock voting as a single class on an as-converted basis.

15.2 Except as otherwise expressly provided herein, (i) rights arising under this Agreement may only be waived in writing by the party entitled to such right and (ii) obligations under this Agreement may only be waived by the party to whose benefit the obligations runs.

Section 16. SUCCESSORS. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and no other person will have any right or obligation hereunder.

Section 17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

Section 18. APPLICABLE LAW AND VENUE. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of laws. Any dispute under this Agreement that is not settled by mutual consent shall be finally adjudicated by any federal or state court sitting in the City and County of San Diego in the State of California, and each party consents to the exclusive jurisdiction of such courts (or any appellate court therefrom) over any such dispute. Each party further consents to personal jurisdiction in the courts mentioned in the prior sentence.






         In Witness Whereof, this Agreement is entered into by the undersigned parties as of the date first written above.

                               Advanced Remote Communication Solutions, Inc.


                                   By:
                                   Michael L. Silverman
                                /s/Michael L. Silverman
                                Chief Executive Officer


Housatonic Micro Fund SBIC, L.P.


Housatonic Micro Partners SBIC, L.L.C.,
Its General Partner


By:
       Joseph M. Niehaus
   /s/ Joseph M. Niehaus



Lexington Funding LLC


Lexington Commercial Holdings, Inc.,
Its Manager


By:
         Harvey S. Gettleson
     /s/ Harvey S. Gettleson
         Chief Financial Officer





                                   SCHEDULE I

                             Schedule of Purchasers



                                         Series C-1                                 Series C-2
                                          Per Share      Purchase                    Per Share      Purchase
                                          Purchase      Aggregate                    Purchase      Aggregate
                             Shares         Price         Price         Shares         Price         Price

Housatonic Micro Fund         5,000          $300       $1,500,000       3,000         $500        $1,500,000
SBIC LLC
Lexington Funding LLC         1,667          $300        $500,1001       1,000         $500         $500,0001